Filed Pursuant to Rule 433

Registration No. 333-180147

$1.25BLN Santander Auto (SDART) 2013-1

JT-BOOKS: Citi (str) & Deutsche Bank

CO-MGRS : JP,Barc,RBC

CL	$AMT/MMs	WAL	FITCH/S&P	EXPCT	LEGAL	Bench	Spread	Yld	PX

A-1	184.000	0.21	F1+/A-1+	05/13	01/14	YIELD		.26%	100-00
A-2	355.000	0.85	AAA/AAA	06/14	02/16	EDSF	+ 18.488		99.99365
A-3	294.330	1.91	AAA/AAA	06/15	06/17	EDSF	+ 25.623		99.99583
B	137.710	2.74	AA/AA	01/16	01/19	iSWAPS	+ 70	1.169	99.98342
C	169.490	3.44	A/A	12/16	01/19	iSWAPS	+ 120	1.775	99.97172
D	109.470	4.06	BBB/BBB	02/17	01/19	iSWAPS	+ 160	2.284	99.97568
E	42.370	4.08	BB/BB+	02/17	03/20	Retained

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

* Trade	: 1/9
* PxSpeed	: 1.5% ABS 10% clean-up call
* Timing	: Pricing Wed Morning
* Settle	: 01/16/2013
* First Pay Date	: 02/15/2013
* SEC Registered	: Yes
* ERISA Eligible	: Yes (Class A-D)
* Minimum Denoms	: $1,000 by $1,000
* Bill & Deliver	: Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.